Exhibit 10.7

AMENDMENT

TO

THE TRAVELERS COMPANIES, INC.

 AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) is amended effective February 5, 2013 by adding a new Section 7.5 as follows:

7.5                               Automatic Exercise in Certain Circumstances.  Notwithstanding Sections 7.3 and 7.4 of the Plan, to the extent that any portion of a vested and exercisable stock option remains unexercised as of the close of business on the expiration date of the stock option (either the originally scheduled expiration date or such earlier date on which the stock option would otherwise expire pursuant to the applicable Award documents in connection with a termination of employment other than due to gross misconduct or cause) (the “Automatic Exercise Date”), the entire vested and exercisable portion of such stock option will be exercised on the Automatic Exercise Date without any further action by the Participant to whom the stock option was granted (or the person or persons to whom the stock option may have been transferred in accordance with Section 15 of the Plan and any applicable Award documents), but only if (i) the Fair Market Value (determined for purposes of this Section 7.5 in accordance with clause (ii) of the definition of the term) per share of Common Stock on the Automatic Exercise Date is at least $0.01 greater than the per share exercise price of the stock option, and (ii) no option exercise suspension permitted or required under the Plan and applicable Award documents is then in effect.  The aggregate exercise price for any option exercise under this Section 7.5 and any related withholding taxes will be paid by the Company retaining from the total number of shares of Common Stock as to which the stock option is being exercised a number of shares having an aggregate Fair Market Value as of the Automatic Exercise Date equal to the amount of such aggregate exercise price plus the applicable withholding taxes.  Consistent with Section 26 of the Plan, the Committee shall have the authority to limit or modify the applicability of this provision to Participants who are foreign nationals or employed outside of the United States, or both.  Because the responsibility for exercising a stock option rests with the Participant, and because the exercise procedure described in this Section 7.5 is provided only as a convenience to Participants, neither the Committee, the Company nor any of its directors, officers, employees or agents shall incur any liability to any Participant if a stock option expires unexercised because an exercise pursuant to this Section 7.5 fails to occur for any reason.